EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/10/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S CONTINUES TO DELIVER –
GLOBAL COMPARABLE SALES UP 8.2% IN OCTOBER

McDonald’s October comparable sales increases by segment were as follows:

•	U.S. up 5.3%

•	Europe up 9.8%

•	Asia/Pacific, Middle East and Africa up 11.5%

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 8.2% in October.  Systemwide sales for McDonald’s worldwide restaurants increased 5.4% for the month, or 9.9% in constant currencies.
    McDonald’s Chief Executive Officer Jim Skinner said, “McDonald’s strong October sales show that we are delivering what customers count on from McDonald's –  choice, variety and high-quality food and beverages at affordable prices."
    U.S. comparable sales increased 5.3% in October due to the enduring appeal of McDonald’s breakfast, recent product introductions such as Southern Style Chicken, compelling value throughout the menu and the continued popularity of McDonald’s Monopoly game.
    In Europe, strong performance in the U.K., France and Russia and positive results in nearly all other markets drove a comparable sales increase of 9.8%.  Unique menu items and promotions as well as everyday value options continue to resonate with customers and drive results.
    Comparable sales were up 11.5% in Asia/Pacific, Middle East and Africa, driven by robust sales growth in Australia and broad-based strength throughout the segment.  Locally-relevant menu choices, branded affordability, and extended hours fueled the segment’s October sales.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended October 31,	2008	2007	Reported	Currency
McDonald's Corporation	8.2	6.9	5.4	9.9
Major Segments:
U.S.	5.3	5.4	6.3	6.3
Europe	9.8	6.4	2.2	11.6
APMEA*	11.5	9.4	13.0	15.1

Year-To-Date October 31,
McDonald's Corporation	7.0	6.9	13.2	8.5
Major Segments:
U.S.	3.9	4.9	4.8	4.8
Europe	8.9	7.3	19.8	10.7
APMEA*	8.9	10.2	20.5	11.7
* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates.  Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales.  In October 2008, this calendar shift/trading day adjustment consisted of one less Monday and Tuesday, and one more Thursday and Friday compared with October 2007.  The resulting adjustment varied by area of the world, ranging from approximately +0.6% to +1.4%.

Upcoming Communications
    McDonald’s tentatively plans to release November sales on December 8, 2008.

     McDonald's is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries.  More than 75% of McDonald's restaurants worldwide are owned and operated by franchisees and affiliates.  Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.